Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 3300 DATED December 10, 2003
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC
Principal Amount:	$4,900,000.00
Issue Price:	100.00% of Principal Amount
Original Issue Date:	12/15/2003
Maturity Date:	10/15/2004
Interest Rate:	1.75% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agent's Commission:	None
Form of Note:
(Book-Entry or Certificated)	Certificated
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $17,433,599,000 Series C have been issued.